Exhibit 10.5

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

MO PUB, INC.

MARKETPLACE FOR PREMIER PUBLISHERS

This MoPub, inc. Marketplace for Premier Publishers Agreement consists of this Cover Page, the attached Terms and Conditions, and any additional Exhibits (collectively, this "Agreement") between MoPub, Inc. ("MoPub") and the customer identified below ("Customer").

Cover Page

Effective Date: February 20, 2013	Customer Description: Zedge Holdings Inc. is a provider of mobile personalization content (ringtones, wallpaper, games, etc.).
Customer: Zedge Holdings Inc.	Address: 22 Cortland Street (12th floor) New York, NY 10007
Business Contact Name: Jonathan Reich	Phone Number: (330) 577-3424
Business Contact Email: jonathan@zedge.net

Term: Initial term of 1 year beginning on the Effective Date. Thereafter, the term will continue until either party gives 30 days prior written notice of its election to terminate for convenience, to the other party.

The MoPub Services provided under this Agreement:

1.      MoPub Marketplace for Premier Publishers, the MoPub Marketplace service that provides automated real-time bidding services for publishers selling their available inventory to demand advertisers in the MoPub Marketplace. MoPub will pay Customer the Revenue Share Fee as follows:

"Revenue Share Fee" means * of Net Marketplace Revenue in the first partial and first full calendar month. Thereafter, the percentage may decrease or stay the same, for the subsequent calendar month, based on the number of RTB requests sent by Customer to the MoPub Marketplace in the immediately preceding month, as follows:

(a)	If during any calendar month during the Term, Customer sends more than * million RTB requests to the MoPub Marketplace, the Revenue Share Fee shall be * of Net Marketplace Revenue, effective for all RTB requests sent to the MoPub Marketplace in the following calendar month.
(b)	If during any calendar month during the Term, Customer sends * million or less-RTB requests, but more than * million RTB requests to the MoPub Marketplace, the Revenue Share Fee shall decrease to * of Net Marketplace Revenue, effective for all RTB requests sent to the MoPub Marketplace in the following calendar month.
(c)	If during any calendar month during the Term, Customer sends 90 million RTB requests or less to the MoPub Marketplace, the Revenue Share Fee shall decrease to the then current Net Marketplace Revenue as set forth in the online terms and conditions located at http://www.mopub.com/legal/terms,effective for all RTB requests sent to the MoPub Marketplace in the following calendar month, and so forth. For the purpose of clarity, Ad Serving Fees do not apply to ads served via the MoPub Marketplace.

 "Net Marketplace Revenue" means fees actually collected from third party advertisers whose Ads were served to Customer's Inventory, less any (a) media buying fees, bid reductions or CPM serving costs; (b) operating fees, fraud, charge backs, refunds, uncollected amounts, credit card processing fees and other reasonable deductions which will not exceed 10% of the gross fee amounts; and (c) if applicable, any wire or international transaction fees. For the purpose of clarity, Ad Serving Fees do not apply to ads served via the MoPub Marketplace.

Payment: MoPub will pay Customer the Revenue Share Fee within 45 days after the last day of the calendar month in which MoPub received the applicable Net Marketplace Revenue, provided that no payment will be issued for any amount less than $100 U.S and any unpaid earnings will rollover and accrue to the next pay period. If Customer is both a MoPub Premier and MoPub Marketplace Publisher customer, then at MoPub's election, MoPub may offset the Net Marketplace Revenue owed to Customer by the amount of Ad Serving Fees owed to MoPub.

Please see Exhibit B for further explanation of Net Marketplace Revenue.

2.      MoPub Premier Ad Serving, the premium MoPub Platform service that provides mobile direct ad serving, tracking and monetization services for premium publishers. Customer wileay MoPub the following collective fees ("Ad Serving Fees"):

Guaranteed Campaigns Fee: * CPM for Ads directly served on Customer Network via the MoPub Platform that Customer lists as 'Guaranteed Campaigns' In the floPub UI.

Promotional Campaigns Fee: * CPM for internal or external Ads served via the MoPub Platform that Customer lists as "Promotional Campaigns" in the MoPub UI.

Backfill Promotional Campaigns Fee: * CPM for internal cross promotion, house ad, and backfill capabilities Ads served via the MoPub Platform that Customer lists as “Backfill Promotional” in the MoPub UI.

Network Mediation Fee: * for network mediated Ads served via MoPub Platform that Customer requests under the "Network" section of the MoPub UI.

Payment: MoPub will invoice Customer monthly. Customer will pay all amounts within * lays of the invoice date.

Please see Exhibit C for conditions pertaining to timing of invoice.

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MoPub, Inc.:		Customer:

Signature:	/s/ Kevin Weatherman	Signature:	/s/ Jonathan Reich
Kevin Weatherman (Fab 21, 201.3)

Printed Name:	Kevin Weatherman	Printed Name:	JONATHAN REICH

Title:	VP of Business Development	Title:	COO

Address: 501 Folsom St 4th Floor San Francisco, California 94105

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

MOPUB, INC.

MoPub, Inc. Standard Terms and Conditions
Platform and Marketplace For Publishers

These MoPub, Inc. standard terms and conditions (the "Terms and Conditions") are incorporated by reference into each order form (the "Order Form") between MoPub, Inc. ("MoPub") and the customer identified thereon ("Customer"). The Terms and Conditions and the applicable Order Forms are collectively 'Agreement." Ali capitalized terms not defined in these Terms and Conditions shall have the meanings given on the Order Form.

1.     DEFINITIONS.

1.1      "Ads" means any material that promotes a brand or products or services, and shall include, without limitation, video ads, interstitial ads, ad banners, badges, buttons and text finks.

1.2      "Advertiser means an advertiser, media buyer, ad-agency or other provider of Ads.

1.3      "CPM" means the cost per thousand Ads requests or impressions.

1,4      "Customer Service" means the web or mobile sites and applications owned or controlled by Customer as set forth on the Order Form.

1.5      "Demand Advertiser" means a participant in the MoPub Marketplace who bids to buy Inventory listed by publishers that are also participating in the MoPub Marketplace.

1.6      'End User" means any web or mobile end user that views, is able to view, or interacts with an Ad in connection with the MoPub Services.

1.7      "Intellectual Property Rights" means copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right.

1.8      "Inventory" means elements of a website or application that a publisher designates for placement of advertising.

1.9      "MoPub Code" means the MoPub's open source SDK and code for integrating the Customer Service with the MoPub Services, made available at http://www.mopub.com/in-depth/open-source-sdk/.

1.10    "MoPub Marketplace" means the MoPub platform and service for automated, real-time bidding to match Ads with Inventory.

1.11    "MoPub Platform" means the MoPub platform and service that allows for the targeted delivery of Ads on mobile sites and applications.

1.12    "MoPub Policies' means all of MoPub's specifications and policies make conspicuously available by MoPub, including the MoPub Program Policies available at http://www.mopub.com/legal/policies/, and any other content/editorial limitations, technical specifications, privacy policies, and user experience policies.

1.13    "MoPub Services" means collectively, the MoPub Marketplace and MoPub Platform, and all related user portals, technology and software, but specifically excluding the MoPub Code.

1.14    “User Data" means any data that MoPub collects during delivery of Ads or performance of its obligations under this Agreement, including the End User device information, End User's session-based browsing behavior, number of impressions, http header information, and any other data that Customer elects to provide to MoPub.

1.15    "User Volunteered Data" means any personally identifiable information of End Users collected by Customer or its Advertiser via any Ad.

2.     LICENSES.

2.1      License to MoPub Service. Subject to the terms and conditions of this Agreement, Customer shall have the right during the Term to access and use the MoPub Platform solely for purposes of: (a) performing projections of advertising impression inventories that might be available through the MoPub Platform, (b) uploading and storing Ads for delivery through the MoPub Platform, (c) selecting targeting and delivery criteria for the delivery of Ads, and (d) receiving reports of Ads requests, impressions and other data related to the delivery of Ads through the MoPub Platform.

2.2      License to Ads. During the Term, Customer grantsMoPub a license under all of Customer's applicable rights to host, serve, route and place Ads via the MoPub Platform.

2.3      License to MoPub Service. Subject to the terms and conditions of this Agreement, Customer shall have the right during the Term to access and use the MoPub Marketplace solely for purposes of: (a) listing Inventory available on the Customer Service for sale, on the MoPub Marketplace, and (b) receiving reports of Ads requests, impressions and other data related to the delivery of Ads through the MoPub Marketplace.

2.4      License to Serve Ads. During the Term, Customer grants MoPub a license under all of Customer's applicable rights to serve, route and place Ads via the MoPub Marketplace.

2.5      MoPub Code. Customer will implement the MoPub Code on the Customer Service in an agreed upon manner.

3. IMPLEMENTATION.

3.1      MoPub Code. Customer will implement the MoPub Code on the Customer Service in order to integrate with the MoPub Services, in an agreed upon manner.

3.2      Service Modification. MoPub reserves the right to modify the MoPub Services in whole or in part at any time if MoPub believes such modification is reasonably necessary in order to: (a) comply with applicable law or industry regulation, including the requirements of any self regulatory program or framework; (b) to avoid or limit liability; (c) prevent errors or any other harm with respect to the MoPub Services or other properties, services, web sites and applications serviced by the MoPub Services; or (d) respond to Customer's breach of this Agreement. MoPub shall notify Customer following any such suspension.

3.3      Ad Removal. Customer agrees that MoPub has no obligation to monitor or edit the content of any Ads. MoPub may remove or refuse to distribute any Ads through the MoPub Service if MoPub reasonably determines that such action is appropriate to prevent errors or any other harm with respect to the MoPub Service, or avoid or limit MoPub's liability.

3.4      Availability. Customer understands and agrees that from time to time the MoPub Services hereunder may be inaccessible, unavailable or inoperable for any reason, including, without limitation: (a) equipment malfunctions; (b) periodic maintenance procedures or repairs which MoPub may undertake from time to time; or (c) causes beyond the control of MoPub or which are not reasonably foreseeable by MoPub, including, without limitation, interruption or failure of telecommunication or digital transmission links, hostile network attacks, the unavailability, operation, or inaccessibility of websites or interfaces, network congestion or other failures. MoPub will make commercially reasonable efforts to provide the services on a continuous basis; however, availability is not guaranteed and may be affected by the circumstances set forth above.

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

3.5      Tracking. MoPub will determine how to measure the number of impressions, inquiries, conversions, clicks, offers, installations, or other actions taken by third parties in connection with Ads, and all payment will be based on such measurements.

4. OBLIGATIONS.

4.1 Customer Responsibility.

(i)      With respect to its use of the MoPub Platform, Customer shall be solely responsible for all aspects of dealing with its Advertisers (e.g., selling, collection of payment, client service), content and placement of Ads, arid handling all inquiries of any type or nature.

(ii)     With respect to its use of the MoPub Marketplace, Customer is solely responsible for all aspects of the Customer Service and its Inventory, including handling all inquiries of any type or nature.

4.2      Privacy Policy. Customer must post a conspicuous privacy policy on each Customer Service that discloses the collection of End User Data by third parties.

4.3      Restrictions. Customer shall have no rights or licenseswith respect to the MoPub Services except as expressly provided in this Agreement and MoPub reserves all rights not explicitly granted herein. Customer may not (a) copy, distribute, rent, lease, lend. sublicense. transfer or make the MoPub Services available to any third party, (b) decompile, reverse engineer, or disassemble the MoPub Services, (c) create derivative works based on the MoPub Services; or (d) modify, remove, or obscure any proprietary notices or legends that appear on the MoPub Services or during the use and operation thereof.

4.4      Prohibited Actions. Customer will not, and will not allow any third party to: (a) generate queries, or impressions of or clicks on Ads through any automated, deceptive, fraudulent or other invalid means (including, click spam, robots, macro programs, and Internet agents); (b) encourage or require end users to click on Ads through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent; or (c) create or attempt to create a substitute or similar service or product through use of or access to any of the MoPub Services or proprietary information related thereto.

4.5      Accounts. The parties shall agree on the number of authorized accounts to be furnished to Customer. Customer is solely responsible for the security of such accounts and shall be responsible for the activities of any person accessing the MoPub Services using an authorized account, whether authorized by Customer or not.

5.     DATA

5.1      User Data. In connection with the operation of the MoPub Services, MoPub collects and receives User Data with regard to Customer's use of the MoPub Services. Customer agrees that MoPub may: (a) use such information for MoPub's internal business purposes; (b) disclose such information as may be required by law or legal process; and (c) use and disclose such information when it is aggregated with similar information relating to other MoPub customers or End Users, or when it does not specifically identify the Customer or End User. Customer may use User Data for Customer's internal business purposes so long as such use is in compliance with all applicable privacy policies, laws, rules, regulations and industry self-regulatory regimes relating to the collection, use and disclosure of User Data, and that it obtains any consents, authorizations and clearances from End Users that may be required in connection therewith.

5.2      User Volunteered Data. If Customer enables the collection of any User Volunteered Data via Ads, Customer must expressly disclose to such individual End User that such collection is solely on behalf of Customer (and not MoPub). As between MoPub and Customer, User Volunteered Data shall be the sole property and Confidential Information of Customer or its Advertiser, and shall be subject to its Advertiser's privacy policy, if any.

5.3      No Legal Advice. Customer agrees that nothing in this Agreement or any suggestions, edits or proposed language provided by MoPub relating to end user notices, consents, terms or otherwise shall constitute legal advice. Customer shall obtain the independent advice of counsel in connection therewith.

6.     FEES; PAYMENT. Each party will pay the amounts stated on the Order Form. Each party shall pay the undisputed amounts due under each invoice without deducting any taxes that may be applicable to such payments. Each party is responsible for fulfilling its respective tax obligation.

7.     TERM; TERMINATION.

7.1      Term. The term of this Agreement shalt be as described in the Order Form. If no term is described in the Order Form, this Agreement shall start on the Effective Date and continue for a period of one year following the Effective Date unless earlier terminated, and shall automatically renew for successive 1 year terms unless either party gives written notice of such party's intent not to renew at least 60 days prior to the start of the initial 1 year term or any renewal term (the 'Term").

7.2      Termination. Either party may terminate this Agreement effective immediately if the other party is in material breach of any obligation, representation or warranty hereunder and fails to cure such material breach (if capable of cure) within 30 days after receiving notice of the breach from the non-breaching party. Either party may terminate immediately upon notice at any time if: (a) the other party files a petition for bankruptcy or is adjudicated as bankrupt; (b) a petition in bankruptcy is filed against the other party and such petition is not removed or resolved within 60 calendar days; (c) the other party makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to bankruptcy law; (d) the other party discontinues its business; (e) a receiver is appointed over all or substantially all of the other party's assets or business; or (f) the other party is dissolved or liquidated.

7.3      Effect of Termination. The Sections of this Agreement that by their natures are intended to survive the expiration or termination of this Agreement, shall so survive. Upon termination or expiration of this Agreement for any reason, all licenses granted herein shall terminate and Customer shall discontinue all use of the MoPub Services,

8.     OWNERSHIP. As between the parties, MoPub retains all right, title and interest in and to the MoPub Services and any materials created, developed or provided by MoPub in connection with this Agreement, including all intellectual property rights related to each of the foregoing. As between the parties, Customer retains all right, title and interest in and to the Customers Services and any materials created, developed or provided by Customer in connection with this Agreement, including all intellectual property rights related to each of the foregoing. Customer is not required to provide any feedback or suggestions to MoPub (collectively "Feedback"). To the extent Customer does provide any such Feedback, Customer agrees to assign and hereby does assign all right, title and interest in and to such Feedback to MoPub.

9.     REPRESENTATIONS AND WARRANTIES. Each party represents, warrants and covenants to the other party that: (a) it has the full power and authority to enter into this Agreement; (b) the execution of this Agreement and performance of its obligations under this Agreement does not violate any other agreement to which it is a party; and (c) this Agreement constitutes a legal, valid and binding obligation when executed and delivered.

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

10.      DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE. MOPUB AND ITS SUPPLIERS, LICENSORS, AND PARTNERS DO NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE MOPUB SERVICES OR MOPUB CODE WILL BE CORRECT, UNINTERRUPTED OR ERROR-FREE, THAT DEFECTS WILL BE CORRECTED, OR THEY ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. MOPUB DOES NOT WARRANT THE RESULTS OF USE OF THE MOPUB SERVICES OR MOPUB CODE.

11.      INDEMNIFICATION.

11.1      MoPub Indemnification. MoPub agrees to indemnify, defend, and hold Customer and its directors, officers and employees harmless from and against any third party liabilities, damages or expenses (including reasonable attorneys' fees) arising out of any claim, demand, action, or proceeding initiated by a third party: (a) to the extent alleging that the technology underlying the MoPub Services, or any portion thereof, infringes any third party United States patent or copyright or misappropriates any third party trade secret; or (b) attributable to the alleged or actual breach of MoPub's representations and warranties set forth in Section 9.

11.2      Customer Indemnification. Customer agrees to indemnify, defend, and hold MoPub and its directors, officers and employees harmless from and against any liabilities, damages or expenses (including reasonable attorneys' fees) arising out of any claim, demand, action, or proceeding initiated by a third party to the extent attributable to:

(i)   the alleged or actual breach of MoPub's representations and warranties set forth in Section 9; or

(ii)   with respect to Customer's use of the MoPub Platform, Customer's failure lo secure has all rights, title, and interest necessary to display the Ads; and (b) an allegation that the Ads, including the content and services, products or goods being advertised, infringe upon, violate, or misappropriate any Intellectual Property Rights, or slander, defame, or libel any person;

(iii)  with respect to Customer's use of the MoPub Marketplace, Customer's failure to secure has all rights, title, and interest necessary to sell the Customer Inventory and serve the Ads onto the Customer Service; or Customer's failure to comply with the MoPub Policies.

11.3      Procedure: As a precondition to indemnity coverage, the party seeking indemnification (the "Indemnified Party") must comply with the following indemnification procedures: (a) Indemnified Party promptly notifies indemnifying party (the "Indemnifying Party') in writing of the claim, except that any failure to provide this notice promptly only relieves Indemnifying Party of its indemnification responsibility to the extent its defense is materially prejudiced by the delay; (b) grants Indemnifying Party sole control of the defense and/or settlement of the claim; and (c) provides Indemnifying Party, at Indemnifying Party's expense, with all assistance, information and authority reasonably required for the defense and/or settlement of the claim, but in a manner consistent with Indemnified Party's confidentiality obligations and preservation of attorney/client and work product privileges.

11.4      Exclusions. MoPub assumes no indemnity liability for the following: (a) any infringement claims (including without limitation combination or process patents) arising out of the combination of the MoPub Service or use with other hardware, software or other items not provided by MoPub to the extent such infringement would not have occurred absent such combination or use; (b) any unauthorized modification of the MoPub Services; or (c) any claims arising out of MoPub's compliance with Customer's specifications or designs. Customer assumes no indemnity liability for any infringement claims (including without limitation combination or process patents) arising out of any claims arising out of its compliance with MoPub's specifications for integration between the Customer Service and the MoPub Marketplace. In the event of a claim, demand, action or proceeding that the technology underlying the MoPub Services, or any portion thereof, infringes or misappropriates any third party intellectual property or other right or, if in MoPub's reasonable opinion, such claim, demand, action or proceeding is likely to occur, MoPub shall have the right, at MoPub's sole cost and expense, to either: (i) obtain the right to continued use of the affected portion of the MoPub Services, or (ii) modify or replace, in whole or in part, the affected portion of the MoPub Services to eliminate the infringement or misappropriation. If MoPub is unable to achieve the foregoing (i) or (ii) in a commercially reasonable manner, either party shall have the right to immediately terminate this Agreement upon written notice to the other without liability for terminating the Agreement.

12.      LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF A PARTY'S INDEMNIFICATION OBLIGATIONS, CUSTOMER'S BREACH OF THE LICENSES GRANTED TO CUSTOMER, OR EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREIN, (A) NEITHER PARTY IS LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS, REVENUE, OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR OUT OF CUSTOMER'S BREACH OF THE LICENSES GRANTED TO CUSTOMER, OR EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREIN, IN NO EVENT WILL EITHER PARTY'S LIABILITYAND DAMAGES UNDER THIS AGREEMENT EXCEED THE GREATER OF (A) $1 MILLION OR (B) THE SUM OF THE TOTAL NET REVENUE EARNED BY MOPUB UNDER THIS AGREEMENT DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE DATE THE CLAIM FIRST AROSE. THE PARTIES AGREE THAT THE EXISTENCE OF MORE THAN ONE CLAIM SHALL NOT INCREASE THE FOREGOING LIMIT, AND THAT THE !IMITATIONS OF LIABILITY SET FORTH IN THIS SECTION WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

13.      CONFIDENTIALITY.

13.1      “Confidential Information” means any and all information that is disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects, which if disclosed in writing or tangible form is marked as "Confidential," or with some similar designation, or if disclosed orally, is identified as being proprietary and/or confidential at the time of disclosure, or under the circumstances and nature of the information would be reasonably deemed to be confidential. In the case of MoPub, Confidential Information includes the features and functionality of the MoPub Services. Confidential Information does not include information that: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving party; (b) is rightfully known by the receiving party at the time of disclosure without an obligation of confidentiality; (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information; or (d) the receiving party rightfully obtains from a third party without restriction on use or disclosure.

13.2      Use and Disclosure Restrictions. Each party shall not use the other party's Confidential Information except as necessary to exercise its rights or perform its obligations under this Agreement. Each party shall not disclose the other party's Confidential Information to any third party except to those of its employees, subcontractors, and advisers that need to know such Confidential Information for the purposes of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective of Confidential Information as those set forth herein. Each party will use all reasonable efforts to maintain the confidentiality of all Confidential Information of the other party in its possession or control, but in no event less than the efforts that party ordinarily uses with respect to its own proprietary information of similar nature and importance. The foregoing obligations will not restrict either party from disclosing Confidential Information of the other party: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other party to contest such order or requirement or (h) on an as-needed, confidential basis to its legal or financial advisors. In addition, each party may disclose the terms and conditions of this Agreement as required under applicable securities regulations and on a confidential basis to current or prospective investors or acquirers of such party.

14.   MISCELLANEOUS.

14.1      Export Laws. Customer will comply with all applicable U.S. and foreign government laws and regulations related to the export and re-export of Customer Services.

14.2      Relationship of the Parties. The parties are independent contractors with respect to each other. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the parties hereto, or an employee-employer relationship. No party shall have any right to obligate or bind any other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third parties.

14.3     Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except that either party may assign its rights and obligations under this Agreement without the consent of the other party in connection with any merger (by operation of law or otherwise), consolidation, reorganization, change in control or sale of all or substantially all of its assets related to this Agreement or similar transaction, to be effective upon notice to the other party. This Agreement inures to the benefit of and shall be binding on the parties' permitted assignees, transferees and successors.

14.4      Force Majeure. Except for payment obligations, neither party will be responsible for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including, but not limited to, labor disputes, strikes, lockouts, intemel or telecommunications failures, shortages of or inability to obtain labor, energy, or supplies, war, terrorism, riot, acts of God or governmental action, acts by hackers or other malicious third parties and problems with the Internet generally, and such performance shall be excused to the extent that it is prevented or delayed by reason of any of the foregoing.

14.5      Headings and Wording. The words Include" and Including" shall not be construed or interpreted as terms of limitation. Section headings are for reference purposes only, and should not be used in the interpretation hereof. No provision of this Agreement will be construed against either party as the drafter thereof.

14.6      Notices. All notices under the terms of this Agreement shall be given in writing and sent by registered mail, internationally recognized carrier, or confirmed fax transmission, or delivered by hand to the address set forth in the signature line of the Order Form. All notices are deemed to have been received when they are hand delivered, or five business days of their mailing, or on the business day following the day of a confirmed facsimile transmission.

14.7      Waiver. A waiver of any provision of this Agreement will only be valid if provided in writing and will only be applicable to the specific incident and occurrence so waived. The failure by either party to insist upon the strict performance of this Agreement, or to exercise any term hereof, will not act as a waiver of any right, promise or term herein.

14.8      Construction. This Agreement shall be fairly interpreted and construed in accordance with its terms and without strict interpretation or construction in favor of or against either party. Each party has had the opportunity to consult with counsel in the negotiation of this Agreement.

14.9      Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination will not impair or affect the validity, legality, or enforceability of the remaining provisions of this Agreement, and each provision is hereby declared to be separate, severable, and distinct

14.10      Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to conflicts of laws principles. The parties agree that the federal and state courts in Los Angeles County, California will have exclusive jurisdiction and venue under this Agreement, and the parties hereby agree to submit to such jurisdiction exclusively.

14.11      Entire Agreement. This Agreement constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between them concerning the subject matter hereof. Any amendment to this Agreement must be in a writing executed by both parties. This Agreement may be signed in counterparts. Each of them is an original, and all of them constitute one agreement.

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

 Exhibit A

Service Level Agreement

1.	Support Hours and Methods. MoPub shall provide the following support for the MoPub Platform: answering of telephone calls at a customer support telephone number and e-mail support at support@mopub.com, MoPub shall use commercially reasonable efforts to provide such support 10a.m. to 6p.m. Pacific Time. Problems may be reported any time, however, MoPub will not be obligated to assign work after business hours (10a.m. to 6p.m. Pacific Time) for problems that are not classified as Priority 0. Customers MoPub support representative shall be Bryan Atwood.
2.	Customer Liaison. Customer's technical liaison to solve technical problems is <Jonathan Reich, 330-577-3424, jonalhan@zedge.net>. Customer may change such liaison upon written notice to MoPub from time to time at reasonable intervals. MoPub will not be obligated to provide support to any person other than the designated liaison,
3.	Escalation and Priority. Upon receiving a call or request that the MoPub Service is not performing in accordance with its specifications or documentation, MoPub will evaluate and classify the problem according to the following criteria:

Priority	Description	Response Time	Target Resolution Time
Priority 0	Process cannot complete, there is no workaround and the solution is business critical. Example: persistent outage of ads.mopub.com that causes inability to serve Customer Ads through the MoPub Platform resulting in material loss of revenue by Customer from its Advertisers.	2 hours	6 hours
Priority 1	Process cannot complete and there is no workaround, but the condition is NOT business critical, however, must be resolved by the next scheduled or period end processing. Example: intermittent ad serving failures not materially impacting revenues.	1 business day	10 business days
Priority 2	Process cannot complete, but there is a workaround that allows processing to continue. Example: temporary dashboard or campaign management website unavailability.	1 business day	15 business days
Priority 3	This priority addresses 'cosmetic" type calls with no financial or processing impact.	5 business days	One month

ESCALATION PROCEDURE FOR PRIORITY 0

●	When it is determined that this priority level problem exists, the Client Services Manager will contact the on call programmer and will begin resolution.
●	If the problem is not resolved within ONE HOUR, the managers of both Development and Client Services will be notified that the problem has been reported and of the action that is in process.
●	If the problem is not resolved within the first TWO HOURS, then the Vice Presidents of both Development and Client Services will be notified of the reported problem, the action taken and the status. At this time evaluation of additional resources will be made to ensure that resolution stays on track.
●	If the problem is not resolved within FOUR HOURS, then the President/CEO will be notified, especially if there is potential that the system(s) availability is in jeopardy for the next day's business.

CUSTOMER INTEGRATION

The parties acknowledge that if Customer will be implementing a Customer-specification implementation using a version of the MoPub Code that is not made generally available to external parties ("Customer Specific Implementation"). Customer agrees that if any problem is determined to be wholly or partially caused by its Customer Specific Implementation, MoPub may reasonably reclassify the priority level of the problem, or determine that such problem is not covered by the MoPub support services hereunder. In the case of reclassification of priority level, the applicable response and resolution times of the resulting reclassified priority level will retroactively apply.'

Service Outages

Service Outages are defined as a combination of Error Rate and MoPub Service Latency.

"Error Rate" means the total number of measured errors returned by the MoPub divided by the total number of requests during that five-minute period. Errors contributing to the Service Outage calculation include any incorrect responses returned by MoPub (e.g., non-successful 5xx HTTP responses) or returned data not conforming to the specifications of this Agreement) based on a correct request from Customer as implemented by MoPub SDK.

"MoPub Service Latency" means responses longer than 250 milliseconds within the MoPub platform (the time period between the first byte of customer request—Read Call or Write Call—arriving at MoPub's server and the final byte leaving MoPub's server). For incented actions, MoPub Service Latency is defined as firing a tracking pixel and device id >1s from the time of the user's redemption. For JSON logs, MoPub Service Latency means logs sent within a mutually agreed upon timeframe by Customer and MoPub

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

Error Rate will be calculated as a percentage for each five-minute period in the calendar month. As an example, if there were 1,000 Read and Write Call requests over a 5 minute increment with 3 HTTP errors and 1 call returned with a server response time > 250 ms within each such increment, that would create an averaged Service Outage rate of 0.4%, which would yield a Monthly Uptime Percentage of 99.6%, thus falling within the Service Uptime guarantee. MoPub shall use commercially reasonable efforts notify Customer of any Service Outage via email to Customer's technical operations group within 30 minutes of such occurrence taking place.

Credit In the event of Service Outage

In the event Customer cannot negotiate a made good arrangement pursuant to Section 4.2, for each 5-minute increment of Service Outage in a specific month, MoPub shall credit Customer based on the rolling average Customer net ad revenue generated through the MoPub Platform and MoPub Marketplace during the period of outage in the previous five calendar days. For example:

Outage time: 4.03pm- 4.07pm on 9/16/11

Service credit equation:

●	Average Customer ad revenue generated from the MoPub Platform between 4.03 pm and 4.07 pm on 9/9/11, 9/10/11, 9/12/11, 9/13/11, 9/14/11 and 9/15/11 — MoPub Ad Serving Fees.

For the avoidance of doubt, credit issued in a given month due to Service Outage may be applied towards Fees (including MoPub Marketplace fees owed to Customer) accrued in future months for the duration of the Term. The Service Credits are Customer's sole remedy for any breach of this Exhibit.

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS DOCUMENT BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF OMITTED TEXT IS INDICATED BY AN ASTERISK (*)

Exhibit B

MoPub Marketplace will fill publisher requests when winning RIB bids exceed CPMs, as listed in the MoPub dashboard, of network partners with fill for the request. Revenue Share Fee shall be based on the delta between the winning RTB bid and the highest network CPM. The table below explains various scenarios:

	Volume (million	MoPub	Winning	Highest	Winning	*MoPub	Publisher
	monthly	Max Rev	Gross RTB	Network	Demand	Actual Rev	Payout
Scenario	impressions)	Share (%)	Bld (CPM)	CPM	Source	Share (%)	(CPM)
1	*	*	*	*	*	*	*
2	*	*	*	*	*	*	*
3	*	*	*	*	*	*	*
4	*	*	*	*	*	*	*

*MoPub Actual Rev Share is based on the delta between the Winning Gross RTB Bid and the Highest Network CPM. When the delta between the Winning Gross RTB Bid and the Highest Network CPM provides enough room for MoPub to charge the MoPub Max Rev Share (aa of the Winning Gross RTB Bid) and still allow the publisher to net a CPM at least as high as the Highest Network CPM, MoPub will charge the MoPub Max Rev Share. When the delta between the Winning Gross RTB Bid and the Highest Network CPM does not provide enough room for MoPub to charge the MoPub Max Rev Share (% of the Winning Gross RTB Bid) and still allow the publisher to net a CPM at least as high as the Highest Network CPM, MoPub will decrease the MoPub Actual Rev Share to a D/* that ensures that the Publisher Payout is at least as high as the Highest Network CPM.

Exhibit C

MoPub will invoice Customer within 60 days of the last day of the calendar month for which invoice applies. If MoPub sends invoice after this 60-day period, Customer we receive a * discount on owed ad serving fees. Customer will need to notify MoPub if invoice is not received within this 60-day period.